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Penske Target Mail Test Program                              December, 1996
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                      Description of Services
   General Discussion
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Overview

Service Business Systems (SBS), a subsidiary of Data National Corporation, shall provide Penske Auto Center (PAC) with the following services:

The parameters of the target mail test program include:

  SBS will manage the target mail program for approximately 132 PAC locations (see attached list) for the period of January 1, 1997 through June 30, 1997. Actual mail dates are determined by SBS.

  The target mail program will consist of an average of 4,500 cards per month per location. The location-specific count will be determined by the target population within the identified hot-zones/trade areas.

  PAC will supply to SBS a calendar of offers and associated expiration dates for the service specials offered in the direct mail piece.

  SBS will provide creative support with PAC having final approval of the appearance of the cards. Logos and Product Artwork will be provided by PAC, Kmart, Goodyear, Mobil, NAPA, Bosch, etc.

Marketing Approach

SBS agrees to provide the following marketing approach in the PAC target mail test program:

  PAC will provide SBS with the complete calendar of offerings and pricing information for the test program. On a monthly basis, SBS will develop the appropriate creative executions intended to reach and appeal to each of the various target segments in an effort to maximize response and revenue per transaction.

  SBS will develop targeted marketing pieces which identify for the prospective customer, the location and phone number of their nearest Penske Auto Center. This additional information and customization is intended to enhance a customer's comfort level with the location and enable them to call for directions or appointments.

  SBS will develop and execute targeted marketing strategies which capitalize on the awareness of the Penske and Kmart brands. Through careful and deliberate use of the brand names and logos, SBS intends to build on the affinity for the brands within specific segments, and address perceptions of the brands individually and jointly which may support or inhibit response.


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  SBS will prominently feature the Penske Auto Centers Internet address on all mailing pieces, encouraging prospects to visit the site for more information. Inclusion of the Internet address is intended to enhance the brand image among the target segment and increase the amount of information available to the customer.

Balanced Scorecard & Key Performance Measures
 A joint Balanced Scorecard will be developed by SBS and PAC. The proposed Balanced Scorecard shall include shared objectives with common measures and company-specific objectives with shared measures. These objectives and measures must be linked to the performance evaluations of the appropriate parties. The success of the program will be determined by a mutually agreed upon set of Key Performance Measures. SBS is responsible for tracking and reporting of results. Information will be available for third party audit. SBS recommends the following KPM's:

  Response Rate - The total number of targeted customers who visit any PAC location who are not PAC customers as of January 1, 1997.

  Cost per Respondent - The average cost of attracting each new customer to a PAC location.

  Return on Investment - ROI will be calculated based on the Cost per Respondent and the Total Sales per Respondent.

  Timeliness - The time variance between the proposed mailing date and the actual mailing date.

  Brand Loyalty - The total number of targeted customers who visit any PAC location more than once who are not PAC customers as of January 1, 1997.

  Brand Awareness - The percentage of the targeted population that are aware of PAC, their programs, etc. This KPM would require market research not included in the program pricing.

  Quality / Accuracy of Data - A detailed breakdown by location of the percentage of data that cannot be delivered.

Balanced Scorecard weighting factors

                  KPM                      Weight
Response Rate                               45%
Return on Investment                        25%
Cost per Respondent                         20%
Timeliness                                  10%
Brand Loyalty                          Measured Only
Brand Awareness                          Research
Quality / Accuracy of Data             Measured Only


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Data

SBS recommends using the following data acquisition strategies and data processing methods in the PAC target mail test program:

  PAC will provide SBS with the complete PAC Customer Database for each of the locations SBS is responsible for on a monthly basis. This database will be formatted according to SBS specifications.

  SBS will profile the PAC database to determine which customer segments to target for the prospect PAC target mail program. The profiling will take six to eight weeks.

  Until the customer segments are determined, SBS will use the PAC target prospect customer; males, 25-54 years old, homeowners, some college education, income slightly above average.

  SBS will acquire the list of names, eliminate any duplications between the acquired list and existing PAC customers, correct the addresses using USPS approved software, and presort the data to achieve maximum postal efficiencies.

  SBS will provide a report detailing undeliverable addresses to PAC on a monthly basis.

Materials

SBS recommends using the following materials and printing methods in the PAC target mail test program:

  SBS is responsible for the design, purchase, and storage of all PAC materials related to the target mail program.

  SBS recommends the following materials:
     Flat  -  5 1/2" x 8 1/2"
     4 color graphic over 1 color text
     9 pt Cornwall CIS Cover

  Each postcard will be personalized with the nearest PAC location and the offer provided by PAC. A different graphic design may be used for different mailings or different target segments.

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Program Reporting

The SBS Promise Program, which includes monthly communications and quarterly summit meetings, will ensure that quality products and services are delivered to Penske Auto Center. SBS will provide additional information as reasonably required by Penske Auto Center.

  SBS will work closely with PAC to track and analyze response, revenue, and the overall effectiveness of the test program and its components.

  SBS will provide a Monthly Performance Report to the PAC beginning in February, 1997. The Monthly Performance Report will provide information on the Key Performance Measures.

  Since there are three shared markets (Chicago, Detroit, and Los Angeles) in this test, a code for tracking visits will be added to each piece to effectively track results generated by the appropriate service provider.

Time Frames

SBS will provide a detailed project schedule to PAC once the promotional calendar of offers and expiration dates is received by SBS.









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                        Fee Structure

Target Mail
-----------
Any variation from the description of services required or the projected volumes may impact the fees.

Price per Piece

The price for the PAC target mail test program is $     per piece.  SBS will
endeavor to reduce this price and subsequently increase the number of delivered pieces per store by negotiating with proposed vendors. The goal is
to reduce the price by $     to $     per piece.  While this cannot be
guaranteed, as a strategic partner, SBS will make every attempt to achieve
this goal by year-end.  Other than the price per piece of $    , SBS will not
charge PAC any additional amount except as expressly provided under additional services below, including any corporate overhead charges, postage charges or otherwise. This price includes postage costs.

The pricing is based on an estimated average volume of 4,500 pieces per month per location for the period of January, 1997 through June, 1997.

Term

The term of the agreement will be for January 1, 1997 through August 15, 1997 during which cards will be distributed at a minimum of six times for approximately 132 locations. The number of participating locations may vary based on the business needs of PAC. SBS will be responsible for program tracking for the January through June mailings. This agreement may be extended by PAC upon 60 days prior written notice from the end of any term of this agreement for one or more additional years and the price per piece will
be mutually agreed upon by SBS and PAC but in no event will exceed $     per
piece plus mutually agreed upon inflation adjustments, subject to equal or greater volumes. Upon such renewal, if any, SBS will not charge PAC an additional set-up fee or other similar charges.

Prepaid Postage

SBS will require PAC to provide postage fees prior to the delivery of each mailing. By mutual agreement, PAC and SBS will investigate alternatives to prepaid postage including EFT, a dedicated postage account, or a declining balance program and would utilize the most cost-effective method.

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Elements included in the Target Mail Program

The elements of the Target Mail Program include:

  Creative and Marketing Development of the Program

  Data Profiling

  Data Acquisition

  Materials Acquisition and Management

  Postage

  Program Reporting

Additional Services
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The services to be provided are all-inclusive.  Additional services will only be rendered when approved in advance by Roger S. Penske, Jr., Tim Findlay, or Peter Klein.

Some aspects of a particular project can not be anticipated. In these cases a quote will be prepared for any work not covered in the above price schedule.











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Payment Terms and Conditions

SBS will invoice PAC directly for all Services provided under the terms and conditions of this agreement. Upon request, SBS will provide verifications of all completed mailings. This verification will be in the form of receipts and reports provided by USPS.

Terms of payment are net thirty (30) days from the date of invoice. The date of invoice is the date that the pieces are dropped with USPS provided that PAC receives such invoice within fifteen (15) days of such drop and, if not, then the date of the invoice will be the date falling fifteen (15) days prior to the date of receipt of such invoice by PAC.Payments not received within 30 days are subject to an interest rate of 1.5% per month. Payments not received within 60 days constitute a material breach of this agreement.

Price Protection

Pricing will be firm through the term of the contract, with the exception that SBS will be entitled to increase the pricing in the event of changes initiated by PAC or postal or paper costs increase at any time during the term of this agreement. Increases in paper or postage costs would affect PAC pricing on a direct pass-through basis with no additional charges for corporate overhead or similar charges.

Conflict of Interest

Each party, in performing its obligations under this agreement, shall establish and maintain appropriate business standards, procedures and controls including those necessary to avoid any real or apparent impropriety or adverse impact on the interest of the other party. Each party shall review with reasonable frequency during the term of the agreement, such business standards and procedures including, without limitation, those related to the activities of its employees and agents in their relations with other party's employees, agents and representatives, and other third parties.

Governing Law

The validity and interpretation of this agreement and the legal obligation of the parties to it shall be governed by the laws of the State of Colorado, unless otherwise agreed in writing by representatives of PAC and SBS at the time of the order.





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Notices

All notices pertaining to this Agreement shall be in writing, addressed to the party for whom intended at the address set forth below or at such other address as may be furnished by such party in writing and shall be deemed given on the date of mailing.

   The address of PAC is:                  The address of SBS is:
    Penske Auto Center                     Service Business Systems
    Attn:Roger S. Penske, Jr.              Attn:  Don Warriner
    3270 W. Big Beaver Rd.                 11415 West I-70 Frontage Road N.
    Suite 130                              Wheat Ridge, CO  80033
    Troy, MI  48084

Indemnity

SBS agrees to indemnify and hold harmless PAC, its officers, employees and agents with respect to any damages, claims or losses arising out of SBS's nonperformance or misperformance of its obligations under this agreement.

PAC agrees to indemnify and hold harmless SBS, its officers, employees and agents with respect to any damages, claims or losses arising out of PAC's nonperformance or misperformance of its obligations under this agreement and for any alleged trademark infringement or infringement of any intellectual property of third parties. PAC also agrees to indemnify SBS against any and all losses regarding any dispute over the ownership of information contained in the database between PAC and its employees/contractors.

Confidentiality

SBS shall hold all customer and client information obtained from PAC, its officers, employees or agents in strict confidence. SBS acknowledges that all such information is confidential and proprietary to PAC. SBS agrees not to divulge this information without prior written permission of PAC. Information obtained in the performance of this agreement is to be used only in connection with providing Services under this agreement. SBS, however, shall be permitted to disclose said information to its employees and vendors as reasonably necessary to provide the Services described herein, provided that SBS takes steps to ensure that its employees and vendors keep said information confidential. This provision shall survive any termination of this agreement.


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Non-exclusive

PAC acknowledges that SBS is in the business of providing information services and database marketing services to the automotive markets. SBS will continue to provide said services to its current customers, which include major and independent oil companies, automobile dealerships and other local and regional automotive service providers. For the duration of this agreement, SBS will not provide the same services as outlined in this agreement to other direct full-service national competitors of PAC, including but not limited to Sears, WalMart, Montgomery Wards, Target, and Pep Boys, without prior written approval from PAC. Without limiting the nature of SBS's confidentiality obligations set forth in the immediately preceding paragraph, in the event of a conflict between this paragraph and the immediately preceding paragraph, the terms of the immediately preceding paragraph shall control.

Cancellation

Without Cause: Either party is entitled to terminate this contract by providing written notice to the other of such termination with at least sixty
(60) days advance notice.With Cause: The breach of the terms of this contract by either party, provided such breach is not cured within seven (7) days following notification (or reasonable action taken to correct such a breach within a reasonable time period) by the other party, shall entitle such other party to terminate this contract.

Upon any cancellation of this agreement, SBS agrees return to PAC within fifteen (15) days of the date of notice of cancellation any and all information obtained by SBS under the terms of this agreement, including without limitation the then current database.

Separability

The invalidity or unenforceability of any of the terms, covenants or conditions contained in this agreement shall not render invalid or unenforceable any of the other terms, covenants or conditions of this contract.
If the foregoing is in accordance with your understanding of our agreement, please sign both copies in the space provided and return one copy to this office.

 Agreed and Accepted                          Agreed and Accepted
 Penske Auto Centers, Inc.                    Service Business Systems
 By:                                          By:
 Title:                                       Title:
 Date:                                        Date:



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